Exhibit 10.48
TANDEM HEALTH CARE
                                         April 28, 2005
Tandem Health Care, Inc.
800 Concourse Parkway South
Suite 200
Maitland, Florida 32751
Attn: Larry Deering
Dear Larry,
            Tandem Health Care, Inc. (the “Company”) hereby acknowledges and agrees that Behrman Brothers Management Corp. (“BBMC”) is entitled to a transaction fee in connection with the acquisition of the Diakon facilities by the Company. The Company hereby irrevocably agrees to pay BBMC in cash in immediately available funds an aggregate of $1,640,000.00 on or before June 30, 2005.
     The payment shall be transferred to BBMC by federal funds wire transfer according to the following instructions:

To:	Chase Manhattan Bank
Location:	1411 Broadway, New York, New York

For Credit to:	Behrman Brothers Management Corp.

Attention:	Ms. Doreen Rocco (212) 391-6082
     If any action is instituted to collect amounts owing hereunder, the Company hereby promises to pay all costs and expenses, including reasonable attorney’s fees, incurred by BBMC in connection with such action.
     This Letter Agreement constitutes the entire agreement, and supersedes all other agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

TANDEM HEALTH CARE
     Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate copy of this letter.

Very truly yours,

Behrman Brothers Management Corp.

By:	/s/ Grant G. Behrman

Name: Grant G. Behrman
Title: Managing Partner

Confirmed and agreed:

Tandem Health Care, Inc.

By:	/s/ Lawrence R. Deering
Name: Lawrence R. Deering
Title: Chairman and Chief Executive Officer